Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

December 13, 2019

BiomX Inc.

7 Pinhas Sapir St., Floor 2
Ness Ziona, Israel 7414002

Re:  Registration Statement on Form S-1

BiomX Inc.

Ladies and Gentlemen:

BiomX Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the resale by the selling securityholders identified in the Registration Statement or their permitted transferees of up to 15,741,829 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which consist of (a) 3,500,000 shares of Common Stock that may be issued upon the exercise of 7,000,000 warrants (the “Public Warrants”) originally sold as part of the units offered in the Company’s initial public offering (the “IPO”) and which entitle the holder to purchase one-half (1/2) of a share of Common Stock at an exercise price of $11.50 per whole share of Common Stock, (b) 2,900,000 shares of Common Stock that may be issued upon the exercise of 2,900,000 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) issued in a private placement that closed simultaneously with the consummation of the IPO, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (c) 7,604,329 shares of Common Stock issued in a private placement in connection with the consummation of the business combination pursuant to that certain merger agreement dated as of July 16, 2019 and amended as of October 11, 2019 (the “Merger Agreement”) by and among the Company, BiomX Ltd., CHAC Merger Sub Ltd., an Israeli company and wholly owned subsidiary of the Company, and Shareholder Representative Services LLC, solely in its capacity as the shareholders’ representative thereunder, and (d) 1,737,500 shares of Common Stock sold in one or more private placements prior to the IPO. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the documents and upon statements of officers of the Company.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

BiomX Inc.

December 13, 2019

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that:

1.	the Warrants have been duly authorized by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms,

2.	the shares of Common Stock that may be issued upon the exercise of the Warrants have been duly authorized by the Company and, when the Warrants are exercised against payment therefor in accordance with the terms of the applicable warrant agreements, will be validly issued, fully paid and non-assessable, and

3.	the shares of Common Stock that were issued pursuant to the Merger Agreement and in one or more private placements prior to the IPO are validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP